Spectral Capital Corporation Signs Agreement to Acquire 42 Telecom Ltd., a Global Leader in Messaging Infrastructure

Seattle, WA – July 15, 2025 – Spectral Capital Corporation (OTC: FCCN) today announced that it has entered into a binding agreement to acquire 100% of the equity of 42 Telecom Ltd. ("Forty Two"), a Maltese-based telecommunications infrastructure provider with global operations. The transaction, governed by a definitive share exchange agreement expected to close shortly, reflects Spectral’s strategic expansion into high-growth enterprise messaging, AI-enhanced fraud prevention, and quantum-integrated blockchain technology.

Forty Two is recognized as one of the world’s leading providers of international messaging infrastructure and is a leading foreign provider of SMS traffic into Vietnam for a decade, with billions of messages delivered. The company has built a robust global platform that integrates blockchain technology and proprietary fraud prevention tools into messaging workflows. Recently, Forty Two launched a high-margin enterprise messaging suite designed to accelerate its already rapid growth.

Under the terms of the agreement, Spectral will issue 8,000,000 shares of its common stock to Heritage Ventures Ltd., the sole shareholder of Forty Two. An additional 8,000,000 shares will be placed in escrow to support earnout and valuation protection provisions tied to Forty Two’s 2025 and 2026 financial performance, for which the term sheet guarantees revenues of $15,000,000 in 2025.

"This acquisition gives Spectral access to one of the most advanced messaging infrastructures in the world, with unique penetration into Southeast Asian markets and a growing base of enterprise clients," said Jenifer Osterwalder, CEO of Spectral Capital Corporation. "Combined with Spectral’s patent-pending technologies in compression, fraud prevention, and verticalized data mining, we believe Forty Two’s migration to our Distributed Quantum Ledger architecture will unlock tremendous global value."

Forty Two’s proprietary messaging gateway and compliance tools offer differentiated capabilities for customers seeking security, scalability, and integration with blockchain and AI-enhanced environments. The combined company will target enterprise messaging use cases in healthcare, finance, and government sectors.

“Joining Spectral gives us access to technological acceleration to scale our roadmap much faster,” said Glen Warren, General Manager of 42 Ltd., “We believe Spectral’s AI and quantum technologies can dramatically amplify the reach and intelligence of our core platform. We’re particularly excited about the ability to embed Spectral’s compression and fraud detection engines directly into our transactional messaging backbone.”

The acquisition is expected to add dozens of patentable inventions to Spectral’s growing intellectual property portfolio. These inventions, developed internally by Forty Two, include next-generation fraud detection, real-time compliance logic, and blockchain-integrated messaging verification frameworks.

The transaction remains subject to the execution of a definitive agreement and customary closing conditions, including required regulatory and board approvals. Upon closing, Forty Two will become a wholly owned subsidiary of Spectral Capital Corporation.

About Spectral Capital Corporation (OTC: FCCN):
Spectral Capital Corporation is a deep technology company focused on the intersection of AI technology and Quantum Computing.   Founded in 2000 and headquartered in Seattle, Spectral brings over 20 years of expertise in accelerating emerging technologies, including more than a decade of developing artificial intelligence solutions.

With a robust and growing intellectual property portfolio approaching 500 patents, Spectral specializes in acquiring, developing, and licensing transformative innovations at the intersection of AI and quantum technologies. The company partners with major research universities to drive frontier research and commercialization, and it integrates its proprietary technologies into acquired operating companies to unlock dramatic improvements in growth, efficiency, and profitability.

About 42 Telecom Ltd.

42 Telecom Ltd. is a global provider of carrier-grade international messaging services, with proprietary platforms that serve billions of SMS transactions annually. The company is known for its robust fraud mitigation infrastructure and its early integration of blockchain frameworks into telecommunications.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and FCCN's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although FCCN believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of FCCN. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in FCCN's business; competitive factors in the market(s) in which FCCN operates; risks associated with operations outside the United States; and other factors listed from time to time in FCCN's filings with the Securities and Exchange Commission. FCCN expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in FCCN's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For more information, please visit Spectral Capital.

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